UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2012

CINEMARK USA, INC.

(Exact name of registrant as specified in its charter)

Texas	033-47040	75-2206284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3900 Dallas Parkway, Suite 500, Plano, Texas 75093

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 972.665.1000

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 16, 2012, Cinemark USA, Inc. (the “Company”), entered into an asset purchase agreement (the “Purchase Agreement”) with Rave Real Property Holdco, LLC and certain of its subsidiaries, Rave Cinemas, LLC and RC Processing, LLC (collectively, “Rave”), pursuant to which the Company will acquire substantially all of the assets of Rave, primarily consisting of 32 theatres located in 12 states, representing 483 screens (the “Acquisition”), for a purchase price of approximately $240 million. The purchase price, the amount of which is subject to certain closing date adjustments, will consist of cash consideration and the assumption of certain liabilities, including certain lease obligations and certain other continuing contract obligations. The Purchase Agreement contains customary representations, warranties, covenants and indemnities of the parties.

Completion of the Acquisition is subject to the satisfaction of customary closing conditions for transactions of this type, including Department of Justice or Federal Trade Commission antitrust approval. The Company intends to fund the acquisition through the use of available cash, borrowings under its credit facilities, proceeds from the issuance of additional debt securities or a combination of the foregoing.

Item 7.01.	Regulation FD Disclosure

On November 16, 2012, the Company issued a press release announcing the Acquisition. A copy of the press release is furnished with this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release issued November 16, 2012, by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINEMARK USA, INC.

By:	/s/ Michael D. Cavalier
Name:	Michael D. Cavalier
Title:	Senior Vice President—General Counsel

Dated: November 16, 2012

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release issued November 16, 2012, by the Company.